Exhibit 99.1

RLH CORPORATION REPORTS FIRST QUARTER 2019 RESULTS

DENVER, May 8, 2019 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a growing hospitality company doing business as RLH Corporation that franchises upscale, midscale and economy hotels, today reported first quarter 2019 results.

First Quarter Highlights

•

Adjusted EBITDA for the first quarter was $998,000, as compared to $1.1 million in the first quarter of 2018. With the elimination of the $865,000 of EBITDA from the nine hotels sold throughout 2018, Adjusted EBITDA increased $803,000 over the prior year.

•	Net loss for the quarter was $4.1 million or ($0.17) per share compared to net income of $2.6 million or $0.10 per diluted share in the prior year period.

•	Royalty fees increased 34% year-over-year to $5.7 million reflecting the organic growth and the acquisition of the Knights Inn.

•	Franchised Segment Adjusted EBITDA increased 51% year-over-year to $3.7 million while Franchise Segment Adjusted EBITDA margin increased 400 bps.

•	Recapitalized Salt Lake City and Olympia, WA hotels with $16.6 million of mortgage debt.

•	Executed 56 franchise agreements in the first quarter comprised of 8 upscale and midscale hotels and 48 select service hotels.

•	Launched its wholly owned subsidiary RLabs, a lodging technology innovator that will leverage the Company’s groundbreaking RevPak platform, creating additional asset light revenue streams.

Greg Mount, RLH Corporation President and Chief Executive Officer stated: “Our first quarter results demonstrate the strength of our asset light business model, which saw royalty revenue increase approximately 34%, and a 400 basis point expansion in the franchise segment Adjusted EBITDA margin. During the quarter, we signed 56 franchise agreements, with eight in the higher margin upscale service brands. We have strong momentum in these early months and are excited about the progress we continue to make in growing our core franchise business and the opportunities to provide new or expanded services to our franchise hotels.”

First Quarter 2019 Financial Results

The Company reported a net loss of $4.1 million or $(0.17) per share in the first quarter as compared to net income of $2.6 million or $0.10 per diluted share in the prior year period. The year-over-year change in operating results was primarily due to an approximately $14 million gain on the sale of assets related to five hotels sold during the first quarter 2018. In addition, the net loss for the quarter also reflects the loss of $0.9 million of EBITDA from the nine hotels sold in 2018.

Adjusted EBITDA, which is adjusted for non-cash and certain one-time items, was $1.0 million for the first quarter as compared to $1.1 million in prior year period. The change in Adjusted EBITDA primarily reflects the growth of the franchise business offset by EBITDA contribution from the hotels sold in 2018.

Royalty fees increased 34% to $5.7 million primarily reflecting the strong organic growth and the acquisition of Knights Inn.

Marketing, reservations and reimbursables revenue, which are fees from franchised properties associated with the Company’s brands and shared services, increased 28% to $6.7 million reflecting the growth of our core business from new and acquired franchise agreements as well as additional revenue initiatives building on our technology initiatives.

Selling, general, and administrative expenses, which include franchise sales, operations and corporate costs, remained relatively flat to prior year at $7.2 million, but decreased from the fourth quarter of 2018 total of $8.5 million, reflecting our continued focus on cost reductions and the benefits of our asset light model.

The Company executed 56 franchise agreements in the first quarter, up 20% from executed franchise agreements signed in the prior year period. Of the 56 new franchise agreements signed, eight are in our upscale and midscale hotels and 48 are in our select service hotels.

BALANCE SHEET AND LIQUIDITY

RLH Corporation finished the first quarter with cash and restricted cash of $25 million and debt of $61 million. During the quarter, the Salt Lake City and Olympia, WA joint venture hotels had $16.6 million of mortgage debt incurred. Under current debt agreements, RLH Corporation transferred $4.2 million of its proceeds from the mortgages to restricted cash. Subsequent to quarter end, those funds were applied as a principal reduction of our corporate debt. As of March 31, 2019, the Company had a net debt to trailing 12 months Adjusted EBITDA ratio of 2.3 times.

2019 EXPECTATIONS

The Company is reiterating expectations for 2019 that do not contemplate incremental sales of the owned hotels. However, the Company expects that in the event of any sales of the remaining hotels, there will be a reduction in the Company’s profitability in 2019. As sales are closed, the Company will disclose the material terms of each transaction in 8K filings including the historical Adjusted EBITDA relating to the hotels sold. In addition, the Company will provide updated guidance to account for the sales of the hotels at the time it reports quarterly results.

•	The Company expects to execute between 160 and 200 franchise license agreements in 2019.

•	Corporate Selling, General and Administrative expenses are expected to be $29.5 million to $31.5 million, including stock compensation expense.

•	Adjusted EBITDA from continuing operations is expected to be between $20.5 million and $22.5 million in 2019.

Conference Call Information

RLH Corporation will conduct a conference call on Thursday, May 9 at 9:00 a.m. Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer Greg Mount and Executive Vice President, Chief Financial Officer and Treasurer, Julie Shiflett.

To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 12:00 p.m. Eastern Time on May 9 through midnight May 24, 2019 at (877) 660-6853 or (International) (201) 612-7415, using access code 13689753. The replay will also be available shortly after the call on the RLH Corporation website.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focusing on the franchising, management and ownership of upscale, midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com

Red Lion Hotels Corporation

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except footnotes and per share data)

	Three Months Ended March 31,
	2019	2018
Revenue:
Royalty	$5,740	$4,275
Other franchise	542	592
Company operated hotels	12,970	22,896
Marketing, reservations and reimbursables	6,729	5,256
Other	3	20

Total revenues	25,984	33,039

Operating expenses:
Selling, general, administrative and other expenses	7,228	7,210
Company operated hotels	11,545	20,255
Marketing, reservations and reimbursables	7,161	5,559
Depreciation and amortization	3,447	4,392
Loss (gain) on asset dispositions, net	6	(14,043)
Acquisition and integration costs	62	104

Total operating expenses	29,449	23,477

Operating income (loss)	(3,465)	9,562

Other income (expense):
Interest expense	(882)	(2,247)
Other income (loss), net	33	158

Total other income (expense)	(849)	(2,089)

Income (loss) before taxes	(4,314)	7,473
Income tax expense	82	135

Net income (loss)	(4,396)	7,338
Net (income) loss attributable to noncontrolling interest	286	(4,750)

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$(4,110)	$2,588

Earnings (loss) per share - basic	$(0.17)	$0.11
Earnings (loss) per share - diluted	$(0.17)	$0.10

Weighted average shares - basic	24,603	24,101
Weighted average shares - diluted	24,603	25,166

Non-GAAP Financial Measures (1)
EBITDA	$15	$14,112
Adjusted EBITDA	$998	$1,061

(1)	The definitions of “EBITDA” and “Adjusted EBITDA” and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$18,008	$17,034
Restricted cash	6,862	2,755
Accounts receivable, net of an allowance for doubtful accounts of $2,559 and $2,345, respectively	19,339	18,575
Notes receivable, net	2,180	2,103
Other current assets	6,658	6,218

Total current assets	53,047	46,685

Property and equipment, net	114,270	115,522
Operating lease right-of-use assets	50,860	—
Goodwill	18,595	18,595
Intangible assets, net	60,016	60,910
Other assets, net	8,237	8,075

Total assets	$305,025	$249,787

LIABILITIES
Current liabilities:
Accounts payable	$6,512	$5,322
Accrued payroll and related benefits	2,417	5,402
Other accrued liabilities	4,840	4,960
Long-term debt, due within one year	29,160	25,056
Operating lease liabilities, due within one year	4,694	—

Total current liabilities	47,623	40,740

Long-term debt, due after one year, net of debt issuance costs	21,474	9,114
Line of credit, due after one year	10,000	10,000
Operating lease liabilities, due after one year	47,294	—
Deferred income and other long-term liabilities	2,035	2,245
Deferred income taxes	824	772

Total liabilities	129,250	62,871

Commitments and contingencies

STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 24,626,459 and 24,570,158 shares issued and outstanding	247	246
Additional paid-in capital, common stock	182,703	182,018
Accumulated deficit	(20,622)	(16,512)

Total RLH Corporation stockholders’ equity	162,328	165,752
Noncontrolling interest	13,447	21,164

Total stockholders’ equity	175,775	186,916

Total liabilities and stockholders’ equity	$305,025	$249,787

Red Lion Hotels Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income (loss)	$(4,396)	$7,338
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,447	4,392
Amortization of debt issuance costs	47	592
Amortization of key money and contract costs	206	111
Amortization of contract liabilities	(197)	(160)
Loss (gain) on asset dispositions, net	6	(14,043)
Deferred income taxes	52	82
Stock-based compensation expense	916	640
Provision for doubtful accounts	245	235
Fair value adjustments to contingent consideration	—	157
Change in current assets and liabilities:
Accounts receivable	(1,009)	(442)
Notes receivable	(8)	(6)
Other current assets	(844)	(4,795)
Accounts payable	1,383	1,807
Other accrued liabilities	(1,880)	(2,676)

Net cash used in operating activities	(2,032)	(6,768)

Investing activities:
Capital expenditures	(1,500)	(1,692)
Net proceeds from disposition of property and equipment	—	45,662
Collection of notes receivable	21	—
Advances on notes receivable	(90)	(135)

Net cash provided by (used in) investing activities	(1,569)	43,835

Financing activities:
Borrowings on long-term debt, net of discounts	16,513	—
Repayment of long-term debt and finance leases	(170)	(38,472)
Distributions to noncontrolling interest	(7,431)	—
Contingent consideration paid for Vantage Hospitality acquisition	—	(4,000)
Stock-based compensation awards canceled to settle employee tax withholding	(342)	(440)
Stock option and stock purchase plan issuances, net and other	112	94

Net cash provided by (used in) financing activities	8,682	(42,818)

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	5,081	(5,751)
Cash, cash equivalents and restricted cash at beginning of period	19,789	44,858

Cash, cash equivalents and restricted cash at end of period	$24,870	$39,107

A summary of our properties as of March 31, 2019, including the approximate number of available rooms, is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Upscale Service Brand		Select Service Brand		Total
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2019	112	15,900	1,215	69,800	1,327	85,700
Newly opened / acquired properties	1	100	11	600	12	700
Terminated properties	(4)	(400)	(52)	(3,200)	(56)	(3,600)

Ending quantity, March 31, 2019	109	15,600	1,174	67,200	1,283	82,800

A summary of our executed agreements for the three months ended March 31, 2019 is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Upscale Service Brand	Select Service Brand	Total
Executed franchise license agreements, three months ended March 31, 2019:
New locations	6	13	19
New contracts for existing locations	1	35	36
Change from company operated to franchised	1	—	1

Total executed franchise license agreements, three months ended March 31, 2019	8	48	56

Red Lion Hotels Corporation

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(In thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measure of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as stock-based compensation, gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

During the fourth quarter of 2018, we modified the definition of Adjusted EBITDA as used in prior periods to exclude the effect of non-cash stock compensation expense. We believe that the exclusion of this item is consistent with the purposes of the measure described below and we have applied this modification to all prior periods presented.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. Our board of directors and executive management team consider Adjusted EBITDA to be a key performance metric and compensation measure. The Company believes the measures are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States of America (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA by segment to net income (loss) for the three months ended March, 31 2019 (in thousands):

	Franchised Hotels	Company Operated Hotels	Other	Total
Net income (loss)	$2,581	$(2,029)	$(4,948)	$(4,396)
Depreciation and amortization	914	1,956	577	3,447
Interest expense	—	579	303	882
Income tax expense	—	—	82	82

EBITDA	3,495	506	(3,986)	15

Stock-based compensation (1)	110	8	798	916
Acquisition and integration costs (2)	62	—	—	62
Loss (gain) on asset dispositions, net	—	5	—	5

Adjusted EBITDA	3,667	519	(3,188)	998

Adjusted EBITDA attributable to noncontrolling interests	—	(547)	—	(547)

Adjusted EBITDA attributable to RLH Corporation	$3,667	$(28)	$(3,188)	$451

(1)

Represents total stock-based compensation for each period. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations, and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(2)	Costs for the three months ended March 31, 2019 are associated with the continued integration of the Knights Inn acquisition.

The following is a reconciliation of EBITDA and Adjusted EBITDA by segment to net income (loss) for the three months ended March, 31 2018 (in thousands):

	Franchised Hotels	Company Operated Hotels	Other	Total
Net income (loss)	$1,292	$9,951	$(3,905)	$7,338
Depreciation and amortization	834	3,123	435	4,392
Interest expense	—	2,247	—	2,247
Income tax expense	—	—	135	135

EBITDA	2,126	15,321	(3,335)	14,112

Stock-based compensation (1)	63	14	563	640
Acquisition and integration costs (2)	104	—	—	104
Employee separation costs (3)	131	—	—	131
Loss (gain) on asset dispositions, net (4)	—	(13,926)	—	(13,926)

Adjusted EBITDA	2,424	1,409	(2,772)	1,061

Adjusted EBITDA attributable to noncontrolling interests	—	(453)	—	(453)

Adjusted EBITDA attributable to RLH Corporation	$2,424	$956	$(2,772)	$608

(1)

Represents total stock-based compensation for each period. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations, and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(2)	Costs for the three months ended March 31, 2018 are associated with the acquisition and integration of the Knights Inn and Vantage acquisitions.

(3)

Relates to separation costs incurred for various employees. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(4)	Represents the gain on our sale of five properties during the three months ended March 31, 2018.